UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 21, 2006
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 21 , 2006, the compensation committee (the "Committee") of board of directors of Steiner Leisure Limited (the "Company"), approved a new employment agreement with Stephen Lazarus as Executive Vice President and Chief Financial Officer of the Company (the "New Employment Agreement"). The New Employment Agreement, which is effective as of August 1, 2006, replaces an employment agreement between the Company and Mr. Lazarus that expired on July 31, 2006, and extends the term of Mr. Lazarus's employment with the Company through July 31, 2011. The New Employee Agreement was also executed by the Company and Mr. Lazarus on August 21, 2006. Among other things, the New Employment Agreement also provides for:

    A base salary in the amount of $280,000 and an opportunity to earn an annual bonus based on the Company's performance.

    A grant of 10,000 restricted shares on the date of the agreement, one-third of which shares vest on each of the first three anniversaries of the date of grant.

    The right to receive specified annual equity grants as determined by the Committee.

    Life insurance and an opportunity to participate in the Company's benefit programs made available by the Company to its executive officers, including, without limitation, medical coverage and 401(k) retirement savings plan participation.

    Certain payments in the event of Mr. Lazarus's death, disability, termination by the Company without cause or termination by Mr. Lazarus for good reason (as defined in the New Employment Agreement and which includes a change in control of the Company) and in the event of non-renewal of the agreement by the Company.

    Restrictions on Mr. Lazarus's use of confidential information of the Company and on competitive activities by Mr. Lazarus during and after the term of the agreement.

The above summary of the New Employment Agreement is qualified in its entirety by reference to the New Employment Agreement, a copy of which is attached hereto as Exhibit 10.36(a) and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit Number	Description
10.36(a)	Employment Agreement dated August 21, 2006 between Steiner Leisure Limited and Stephen Lazarus.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: August 22, 2006	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer